Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

MSC INDUSTRIAL DIRECT CO., INC.

FIRST: The name of the corporation is MSC Industrial Direct Co., Inc. (the “Corporation”).

SECOND: The Corporation is formed for the following purposes:

To engage in any lawful act or activity for which corporations may be organized and to exercise powers under the Business Corporation Law of the State of New York (the “Business Corporation Law”), provided that the Corporation shall not engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

THIRD: The office of the Corporation shall be located in the County of Suffolk, State of New York.

FOURTH:

A.           Authorized Shares. The total number of shares of all classes which the Corporation shall have authority to issue is 105,000,000, consisting of (i) 100,000,000 shares of Class A Common Stock, par value $0.001 per share (the “Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

B.            Voting.

(I)            In any election of directors that is not a Contested Election (as such term is defined in the by-laws of the Corporation, as amended from time to time), a nominee for director shall be elected to the Board of Directors of the Corporation if a majority of the votes cast by the holders of shares entitled to vote in the election are in favor of such nominee’s election. In any Contested Election, nominees shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election. For purposes of this provision, “a majority of the votes cast” means that the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee, and neither “abstentions” nor “broker non-votes” shall count as votes cast for or against a nominee. In the event that a nominee fails to receive a majority of the votes cast “for” such director’s election in an election that is not a Contested Election, the Board of Directors, within its powers, may take any appropriate action, including decreasing the number of directors or filling a vacancy.

(II)          At a meeting of shareholders, following all requisite approvals under the Business Corporation Law, the affirmative vote of a majority of all outstanding shares entitled to vote thereon shall be required to take any of the following actions:

(a) to adopt a plan of merger or consolidation in accordance with Section 903 of the Business Corporation Law or any successor provision thereto;

(b) to approve the sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation in accordance with Section 909 of the Business Corporation Law or any successor provision thereto;

(c) to adopt a plan for the exchange of shares in accordance with Section 913 of the Business Corporation Law or any successor provision thereto; and

(d) to authorize the dissolution of the Corporation in accordance with Section 1001 of the Business Corporation Law or any successor provision thereto.

C.            Preferred Stock. The Board of Directors of the Corporation is hereby expressly authorized, subject to the limitations prescribed by law and subject to the limitations prescribed in this Part C, to provide for the issuance of one or more series of Preferred Stock, to establish the number of shares to be included in each series and to fix the designation and the relative rights, preferences and limitations of each series. The authority of the Board of Directors with respect to each series shall include, but shall not be limited to, determination of the following:

(I)            The number of shares of Preferred Stock constituting that series and the distinctive designation of that series.

(II)           The dividend rate on the Preferred Stock of that series and whether dividends shall be cumulative and, if so, from which date or dates.

(III)         Whether the Preferred Stock of that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights.

(IV)         Whether the Preferred Stock of that series shall have conversion privileges and, if so, the terms and conditions of such conversion, including, without limiting the generality thereof, provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine.

(V)          Whether the Preferred Stock of that series shall be redeemable and, if so, the terms and conditions of such redemption, including, without limiting the generality thereof, the date or dates upon or after which such Preferred Stock shall be redeemable and the amount per share payable in the event of redemption, which amount may vary under different conditions and at different redemption dates.

(VI)         The rights of the Preferred Stock of that series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided, however, that such Preferred Stock shall be entitled to be paid, or have set apart for payment, not less than $0.001 per share before the shares of any other class shall be entitled to be paid, or have set apart for payment, any amount.

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D.            Common Stock. The rights, preferences and limitations of the Common Stock are as follows:

(I)            Voting Rights. Subject to the limitations prescribed by law and subject to any voting rights applicable to shares of the Preferred Stock, the Common Stock shall have the sole right and power to vote on all matters on which a vote of shareholders is to be taken. In all matters, with respect to actions both by vote and by consent, each holder of shares of Common Stock shall be entitled to cast one vote in person or by proxy for each share of Common Stock standing in such holder’s name on the transfer books of the Corporation. Except as otherwise provided above and subject to the limitations prescribed by law and subject to any voting rights applicable to shares of the Preferred Stock, the holders of the shares of the Common Stock shall vote together as a single class together with the holders of any shares of the Preferred Stock which are entitled to vote, and not as a separate class.

(II)           Dividends. Subject to any preferential rights applicable to shares of the Preferred Stock, the holders of the shares of the Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions, whether in cash, stock or property, as may be declared on the Common Stock by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(III)          Conversion. The holders of the shares of the Common Stock shall not have the right to convert their shares of Common Stock into any other securities.

(IV)         Liquidation. Upon the liquidation, dissolution or winding up of the Corporation, the holders of the shares of the Common Stock shall be entitled to receive equally, on a per share basis, the net assets of the Corporation remaining after the payment of all creditors of the Corporation and any preferential distribution to the holders of the shares of the Preferred Stock.

E.            Conversion of Class B Common Stock. Immediately upon the filing and effectiveness of this Restated Certificate of Incorporation with the Secretary of State of the State of New York (the “Effective Time”), automatically and without further action on the part of the Corporation or the holders of capital stock of the Corporation, each share of Class B Common Stock, par value $0.001 per share, of the Corporation (the “Former Class B Common Stock”), issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time shall be reclassified as, and be converted into, 1.225 validly issued, fully paid and non-assessable shares of Common Stock (the “Class B Reclassification”). The procedures for exchanging or transferring, as applicable, the certificated and book entry shares of Former Class B Common Stock following the Effective Time and for receiving the shares of Common Stock issuable in the Class B Reclassification are set forth in that certain Reclassification Agreement by and among the Corporation and the other parties thereto dated June 20, 2023, as it may be amended from time to time.

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FIFTH: The Secretary of State of the State of New York is designated as the agent of the Corporation upon whom process against the Corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is 525 Harbour Place Drive, Davidson, North Carolina 28036.

SIXTH: No holder of any shares of any class shall have any preemptive right to purchase any other shares or securities of any class which may at any time be sold or offered for sale by the Corporation.

SEVENTH: No director of the Corporation shall be personally liable to the Corporation or its shareholders for damages for any breach of duty in such capacity, provided that nothing contained in this Article SEVENTH shall eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 719, or its successor, of the Business Corporation Law.

EIGHTH: The Corporation shall indemnify any person to the fullest extent permitted by the Business Corporation Law, as amended from time to time, for all amounts (including, without limitation, judgements, fines, settlement payments, expenses and attorneys’ fees) incurred or paid in connection with any action, suit, investigation or proceeding arising out of or relating to the performance of services by such person for, or acting as a director, officer or employee of, the Corporation or any other person or enterprise at the Corporation’s request, and shall to the fullest extent permitted by the Business Corporation Law, as amended from time to time, advance all expenses incurred or paid by such person in connection with, and until disposition of any action, suit, investigation or proceeding arising out of or relating to the performance of services by such person for, or acting as a director, officer or employee of, the Corporation or any other person or enterprise at the Corporation’s request.

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IN WITNESS WHEREOF, the undersigned has signed this Restated Certificate of Incorporation on October 4, 2023.

/s/ Neal Dongre
Neal Dongre
Vice President, General Counsel and Corporate Secretary

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